Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Equity Incentive Plan, 2025 Employee Stock Purchase Plan, and Amended and Restated 2012 Stock Option and Grant Plan of Chime Financial, Inc. of our report dated March 11, 2025 (except Note 19, as to which the date is May 13, 2025), with respect to the consolidated financial statements of Chime Financial, Inc. included in its Registration Statement (Form S-1 No. 333-287223) and the related Prospectus of Chime Financial, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
June 11, 2025